EXHIBIT 99.1


                                                                          FOR
[First Federal Bancshares of Arkansas, Inc. Letterhead]             IMMEDIATE
                                                                      RELEASE



1401 Highway 62/65 North                     FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                Larry J. Brandt/President-CEO
Harrison, AR  72602                          Tommy Richardson/EVP-COO
                                             Sherri Billings/EVP-CFO
                                             870-741-7641



           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                       ANNOUNCES EARNINGS

Harrison, Arkansas - April 27, 2005 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation's net income amounted to $1,964,000 or $0.39 basic earnings per share and $0.37 diluted earnings per share during the first quarter of 2005 compared to net income of $1,760,000 or $0.34 basic earnings per share and $0.32 diluted earnings per share during the first quarter of 2004. Book value or stockholders' equity per share, at March 31, 2005, was $14.86.

Larry J. Brandt, President/CEO for the Corporation said, "I am pleased to report net income of $2.0 million and diluted earnings per share of $0.37 for the quarter ended March 31, 2005, which is a 12% and 16% increase, respectively, compared to the same quarter in 2004. We continued to enhance shareholder value this quarter by increasing our cash dividend to $0.12 per share, a 9% increase compared to $0.11 per share for the previous quarter and a 20% increase compared to $0.10 per share for the same quarter in 2004. We continued to be successful in growing our loan portfolio during the quarter, as evidenced by the increase of approximately $32 million in net loans receivable, which represents an annualized increase of 20%. Growth continues to be strong in our market area of North Arkansas where we continue to expand our franchise. We anticipate completion and opening of our third office in Mountain Home by the end of the second quarter and completion of the Yellville office expansion by the end of May. We also held the groundbreaking ceremony this week for our fifth office in Washington County on Highway 412 in Springdale. In addition, we have plans for future offices in Centerton, Lowell and the Pinnacle Hills area of Rogers."

Total assets at March 31, 2005 amounted to $782.0 million, total liabilities were $706.5 million and stockholders' equity totaled $75.6 million or 9.7% of total assets. This compares with total assets of $751.7 million, total liabilities of $676.4 million and stockholders' equity of $75.3 million or 10.0% of total assets at December 31, 2004. At March 31, 2005 compared to December 31, 2004, cash and

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cash equivalents decreased $2.9 million or 18.2%, investment securities held to maturity decreased $1.2 million or 2.1% and net loans receivable increased $31.9 million or 5.0%. The $30.1 million or 4.5% increase in total liabilities was primarily due to an increase of $6.3 million or 1.1% in deposits and an increase in Federal Home Loan Bank ("FHLB") of Dallas advances of $24.1 million or 26.9%. Cash and cash equivalents, funds available from the proceeds of matured or called investment securities held to maturity, and the increases in deposits and FHLB advances were used to fund loan growth. Stockholders' equity increased during the three month period ended March 31, 2005, due to net income in the amount of $2.0 million resulting from continued profitable operations, as well as the issuance of 126,388 shares of treasury stock totaling $1.2 million as a result of the exercise of stock options. Such increase was partially offset by the purchase of 136,000 shares of treasury stock totaling $3.3 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $610,000.

Non-performing assets, consisting of certain classified loans and repossessed assets, amounted to $8.8 million or 1.13% of total assets at March 31, 2005, compared to $8.5 million or 1.13% of total assets at December 31, 2004. The allowance for loan losses amounted to $2.0 million at March 31, 2005 or 0.26% of total loans and $1.8 million at December 31, 2004 or 0.26% of total loans.

Net interest income, the primary component of net income, increased from $5.9 million for the three months ended March 31, 2004 to $6.5 million for the comparable period in 2005. Net interest margin for both the three months ended March 31, 2005 and March 31, 2004 was 3.61%.

Noninterest income increased $138,000 or 9.6% to $1.6 million for the three month period ended March 31, 2005 compared to $1.4 million for the three months ended March 31, 2004 primarily due to an increase in deposit fee income.

Noninterest expenses increased $422,000 or 9.4% between the 2004 and 2005 three month periods ended March 31. Such increase was primarily due to an increase in salaries and employee benefits and advertising and public relations expense.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, in its 71st year, conducts business from 15 full-service branch locations, one stand-alone loan production office, and 24 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.

                   Financial Tables Attached


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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   (In thousands of dollars)
                           (Unaudited)


                                                       March 31,  December 31,
ASSETS                                                   2005         2004
                                                       ---------  ------------
Cash and cash equivalents                               $13,097     $16,003
Investment securities held to maturity                   55,445      56,660
Federal Home Loan Bank stock                              5,958       4,876
Loans receivable, net of allowances                     666,140     634,217
Accrued interest receivable                               5,074       4,427
Real estate acquired in settlement of loans, net            458         563
Office properties and equipment, net                     16,011      15,295
Cash surrender value of life insurance                   18,094      17,897
Prepaid expenses and other assets                         1,756       1,727
                                                        -------     -------
  TOTAL ASSETS                                         $782,033    $751,665
                                                        =======     =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                               $588,758    $582,424
Federal Home Loan Bank advances                         113,889      89,756
Advance payments by borrowers for taxes and insurance       938         757
Other liabilities                                         2,880       3,427
                                                        -------     -------
  Total liabilities                                     706,465     676,364

TOTAL STOCKHOLDERS' EQUITY                               75,568      75,301
                                                        -------     -------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                               $782,033    $751,665
                                                        =======     =======









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                 FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    AND RELATED SELECTED OPERATING DATA
            (In thousands of dollars, except earnings per share)
                               (Unaudited)

                                          Three Months Ended March 31,
                                          ----------------------------
                                               2005          2004
                                             --------      --------

Interest income                             $ 10,595     $   9,380
Interest expense                               4,127         3,506
                                             --------      --------
Net interest income                            6,468         5,874
Provision for loan losses                        249           259
                                             --------      --------
Net interest income after
  provision for loan losses                    6,219         5,615
Noninterest income                             1,570         1,432
Noninterest expenses                           4,896         4,474
                                             --------      --------
Income before income taxes                     2,893         2,573
Income tax provision                             929           813
                                             --------      --------
Net income                                  $  1,964     $   1,760
                                             ========      ========


Earnings Per Share:

  Basic                                     $   0.39     $    0.34
                                             ========      ========

  Diluted                                   $   0.37     $    0.32
                                             ========      ========


Selected Operating Data (Quarter Annualized):
--------------------------------------------
Interest rate spread                            3.51%         3.50%
Net interest margin                             3.61%         3.61%
Return on average assets                        1.02%         1.01%
Noninterest expenses to average assets          2.55%         2.57%
Return on average equity                       10.41%         9.33%
















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